Exhibit 99.1

RAVEN INDUSTRIES, INC.  •  NASDAQ: RAVN  •  SIOUX FALLS, SD  •  RAVENIND.COM

Raven Industries Announces $40 Million Stock Buyback Authorization

Sioux Falls, S.D.—Nov. 3, 2014—Raven Industries, Inc. (NASDAQ: RAVN) announced today that its board of directors has authorized a $40 million stock buyback program. The authorized repurchases will be made from time to time in open market transactions.

The timing, volume and nature of share repurchases will be at the sole discretion of management, dependent on market conditions, applicable securities laws and other factors, and may be suspended or discontinued at any time. No assurance can be given that any particular amount of common stock will be repurchased.

“This stock buyback plan reaffirms our confidence in Raven’s long-term prospects,” said Daniel A. Rykhus, Raven’s President and Chief Executive Officer. “Our strong capital structure and liquidity allow us to help offset the impact of dilution and demonstrate our commitment to increasing shareholder value.”

About Raven Industries, Inc: Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets. Visit www.RavenInd.com for more information.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information

At the Company: Tom Iacarella, Vice President and CFO 605-336-2750 Thomas.Iacarella@ravenind.com	At PadillaCRT: Matt Sullivan 612-455-1700 matt.sullivan@padillacrt.com